Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption “Experts” in the Registration Statement (Form S-8) and related prospectus of MRI Interventions, Inc., dated August 17, 2012, for the registration of 6,298,075 shares of its common stock, and to the incorporation by reference therein of our report, dated February 27, 2012, with respect to the financial statements of MRI Interventions, Inc. included in its Form10 filed February 28, 2012 with the Securities and Exchange Commission.

/s/ CHERRY, BEKAERT & HOLLAND, L.L.P.

Tampa, Florida
August 17, 2012